                            BUSINESS LOAN AGREEMENT


                                 July 12, 1999


                               QUIDEL CORPORATION

                                      and

                        BANK OF AMERICA NATIONAL TRUST AND
                               SAVINGS ASSOCIATION

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
1.   DEFINITIONS....................................................................1
     1.1      "Acceptable Cash Collateral...........................................1
     1.2      "Acceptable Equipment.................................................1
     1.3      "Acceptable Inventory.................................................1
     1.4      "Acceptable Receivable................................................2
     1.5      "Acquisition".........................................................4
     1.6      "Borrowing Base"......................................................4
     1.7      "Cash"................................................................5
     1.9      "Cash Equivalents"....................................................5
     1.10     "Credit Limit"........................................................6
     1.15     "Material Adverse Effect".............................................7
     1.18     "Metra"...............................................................7
     1.21     "Permitted Encumbrances"..............................................7
     1.22     "Sale/Leaseback Transaction"..........................................7
     1.23     "Security Agreement"..................................................7
     1.24     "Significant Subsidiary"..............................................7
     1.25     "Subsidiary Guaranty..................................................8

2.   FACILITY NO. 1: LINE OF CREDIT; AMOUNT AND TERMS...............................8
     2.1      Line of Credit Amount.................................................8
     2.2      Availability Period...................................................8
     2.4      Conditions to Availability of Credit..................................8
     2.5      Interest Rate.........................................................8
     2.6      Repayment Terms.......................................................9

3.   FACILITY NO. 2:  TERM LOAN; AMOUNT AND TERMS...................................9
     3.1      Term Loan Amount......................................................9
     3.2      Availability Period..................................................10
     3.3      Purpose..............................................................10
     Interest Rate.................................................................10
     3.5      Repayment Terms......................................................10
     3.6      Release of Cash Collateral...........................................10

4.   OPTIONAL INTEREST RATES.......................................................10
     4.1      Optional Rates.......................................................10
     4.2      IBOR Rate............................................................10
     4.3      LIBOR Rate...........................................................12

5.   FEES AND EXPENSES.............................................................14


     5.1      Fees.................................................................14
     5.2      Expenses.............................................................14
     5.3      Reimbursement Costs..................................................14

6.   COLLATERAL....................................................................15
     6.1      Personal Property....................................................15
     6.2      Subsidiary Guaranties................................................15

7.   DISBURSEMENTS, PAYMENTS AND COSTS.............................................15
     7.1      Requests for Credit..................................................15
     7.2      Disbursements and Payments...........................................15
     7.3      Telephone and Telefax Authorization..................................15
     7.4      Direct Debit (Pre-Billing)...........................................16
     7.4      Banking Days.........................................................17
     7.5      Taxes................................................................17
     7.6      Additional Costs.....................................................17
     7.7      Interest Calculation.................................................17
     7.8      Default Rate.........................................................17
     7.9      Interest Compounding.................................................18
     7.10     Overdrafts...........................................................18
     7.11     Payments in Kind.....................................................18

8.   CONDITIONS....................................................................18

     8.1      Authorizations.......................................................18
     8.2      Governing Documents..................................................18
     8.3      Security Agreements..................................................18
     8.6      Evidence of Priority.................................................19
     8.7      Consent to Removal...................................................19
     8.8      Insurance............................................................19
     8.9      Subsidiary Guaranty..................................................19
     8.10     Legal Opinion........................................................19
     8.11     Good Standing........................................................19
     8.12     Payment of Fees......................................................19
     8.13     Appraisals...........................................................19
     8.14     Due Diligence........................................................19
     8.15     No Material Adverse Change...........................................19
     8.16     Termination of Existing Financing Agreements.........................19
     8.17     Other Items..........................................................20

9.   REPRESENTATIONS AND WARRANTIES................................................20
     9.1      Organization of Borrower and its Subsidiaries........................20
     9.2      Authorization........................................................20
     9.3      Enforceable Agreement................................................20



     9.4      Good Standing........................................................20
     9.5      No Conflicts.........................................................20
     9.6      Financial Information................................................20
     9.7      Lawsuits.............................................................21
     9.8      Collateral...........................................................21
     9.9      Permits, Franchises..................................................21
     9.10     Other Obligations....................................................21
     9.11     Income Tax Matters...................................................21
     9.12     No Tax Avoidance Plan................................................21
     9.13     No Event of Default..................................................21
     9.14     Insurance............................................................21
     9.15     Merchantable Inventory...............................................21
     9.16     ERISA Plans..........................................................21
     9.17     Location of Borrower and its Subsidiaries............................22
     9.18     Environmental Matters................................................22
     9.19     Year 2000 Compliance.................................................23

10.  COVENANTS.....................................................................23
     10.1     Use of Proceeds......................................................23
     10.2     Financial Information................................................23
     10.3     Tangible Net Worth...................................................24
     10.4     Senior Debt to EBITDA................................................25
     10.5     Profitability........................................................25
     10.6     Limitation on Losses.................................................25
     10.7     Trusts...............................................................25
     10.8     Other Debts..........................................................25
     10.9     Other Liens..........................................................26
     10.10    Capital Expenditures.................................................26
     10.11    Leases...............................................................26
     10.12    Dividends............................................................26
     10.13    Notices to Bank......................................................27
     10.14    Books and Records....................................................27
     10.15    Audits...............................................................27
     10.16    Compliance with Laws.................................................27
     10.17    Preservation of Rights...............................................27
     10.18    Maintenance of Properties............................................27
     10.19    Perfection of Liens..................................................27
     10.20    Cooperation..........................................................27
     10.21    Insurance............................................................28
     10.22    Additional Negative Covenants........................................28
     10.23    Bank as Principal Depository.........................................29
     10.24    ERISA Plans..........................................................29
     10.25    Compliance with Environmental Requirements...........................29



     10.26    Closing Balance Sheet and Income Statement...........................29
     10.27    Future Subsidiaries..................................................29
     10.28    Landlord Waiver......................................................29

11.  HAZARDOUS WASTE INDEMNIFICATION...............................................30

12.  EVENTS OF DEFAULT.............................................................30
     12.1     Failure to Pay.......................................................30
     12.2     Lien Priority........................................................30
     12.3     False Information....................................................30
     12.4     Bankruptcy...........................................................30
     12.5     Receivers............................................................31
     12.6     Judgments............................................................31
     12.7     Government Action....................................................31
     12.8     Material Adverse Change..............................................31
     12.9     Cross-default........................................................31
     12.10    Default under Related Documents......................................31
     12.11    Other Bank Agreements................................................31
     12.12    ERISA Plans..........................................................31
     12.13    Other Breach Under Agreement.........................................31

13.  ENFORCING THIS AGREEMENT; MISCELLANEOUS.......................................32
     13.1     GAAP.................................................................32
     13.2     California Law.......................................................32
     13.3     Successors and Assigns...............................................32
     13.4     Arbitration..........................................................32
     13.5     Severability; Waivers................................................34
     13.6     Administration Costs.................................................34
     13.7     Attorneys' Fees......................................................34
     13.8     Multiple Borrowers...................................................34
     13.9     Individual Liability.................................................34
     13.10    One Agreement........................................................34
     13.11    Disposition of Schedules, Reports, Etc...............................35
     13.12    Returned Merchandise.................................................35
     13.13    Verification of Receivables..........................................35
     13.14    Waiver of Confidentiality............................................35
     13.15    Indemnification......................................................35
     13.16    Notices..............................................................36
     13.17    Headings.............................................................36
     13.18    Counterparts.........................................................37

                                                                       EXECUTION

                             BUSINESS LOAN AGREEMENT
                           (RECEIVABLES AND INVENTORY)

                  This Agreement, dated as of July 12, 1999, is between Bank of America National Trust and Savings Association (the "Bank") and Quidel Corporation, a Delaware corporation (the "Borrower").

         1.       DEFINITIONS

                  In addition to the terms which are defined elsewhere in this Agreement, the following terms have the respective meanings indicated for the purposes of this Agreement:

                  1.1 "ACCEPTABLE CASH COLLATERAL" means Cash deposited by Metra in a deposit account maintained with the Bank pursuant to the Cash Collateral Agreement and subject to a perfected first priority security interest in favor of the Bank.

                  1.2 "ACCEPTABLE EQUIPMENT" means equipment of the Borrower or Metra (but not any other Significant Subsidiaries) which satisfies the following requirements:

                         (a) the equipment is owned by the Borrower or Metra free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

                         (b) the equipment is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank.

                         (c) the equipment is otherwise acceptable to the Bank;

PROVIDED THAT no assets of Metra shall be deemed to be part of Acceptable Equipment unless and until Metra has become a Subsidiary Guarantor and has executed the Security Agreement and the lien of the Bank in such assets are perfected and of first priority.

                  1.3 "ACCEPTABLE INVENTORY" means inventory of the Borrower or Metra (but not any other Significant Subsidiaries) which satisfies the following requirements:

                         (a) The inventory is owned by the Borrower or Metra free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

                         (b) The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank.

                         (c) The inventory consists of raw materials held for use in the ordinary course of business of the Borrower or Metra and is of good and merchantable quality. Display items, finished goods, work-in-process, samples, and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable. Inventory will be considered slow-moving if it has been held for use by the Borrower or Metra for more than 12 months from its purchase.

                         (d) The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

                         (e)   The inventory is otherwise acceptable to the Bank

PROVIDED THAT no assets of Metra shall be deemed to be part of Acceptable Inventory unless and until Metra has become a Subsidiary Guarantor and has executed the Security Agreement and the lien of the Bank in such assets are perfected and of first priority.

                  1.4 "ACCEPTABLE RECEIVABLE" means an account receivable of the Borrower or Metra (but not any other Significant Subsidiaries) which satisfies the following requirements:

                         (a) The account has resulted from the sale of goods or the performance of services by the Borrower or Metra in the ordinary course of business of the Borrower or Metra and without any further obligation on the part of the Borrower or Metra to service, repair, or maintain any such goods sold.

                         (b) There are no conditions which must be satisfied before the Borrower or Metra is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

                         (c) The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

                         (d) The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower or Metra by the account debtor (including offsets for any "contra accounts" owed by the Borrower or Metra to the account debtor for goods purchased by the Borrower or Metra or for services performed for the Borrower or Metra). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

                         (e) The account is not the obligation of an account debtor who has asserted or may assert any counterclaims or offsets against the Borrower or Metra (including offsets for any "contra accounts" owed by the Borrower or Metra to the account debtor for goods purchased by the Borrower or Metra or for services performed for the Borrower or Metra).

                         (f) The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

                         (g) The Borrower or Metra has sent an invoice to the debtor in the amount of the account.

                         (h) The Borrower or Metra is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower or Metra has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower or Metra as a foreign corporation authorized to transact business in such state.

                         (i) The account is owned by the Borrower or Metra free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

                         (j) The debtor upon the account is not any of the following:

                               (i)    an employee, affiliate, parent or
                  subsidiary of the Borrower or Metra, or an entity which has common officers or directors with the Borrower or Metra.

                              (ii)    the U.S. government or any agency or
                  department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower or Metra complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. Section15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower or Metra.

                             (iii)    any state, county, city, town or
                  municipality.

                              (iv)    any person or entity located in a
                  foreign country unless (A) the account is supported by an irrevocable letter of credit issued by a bank acceptable to the Bank, and, if requested by the Bank, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to the Bank, or (B) the account is covered by foreign credit insurance acceptable to the Bank and the account is otherwise an Acceptable Receivable.

                         (k) The account is not in default. An account will be considered in default if any of the following occur:

                               (i) The account is not paid within 90 days from its invoice date;

                              (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                             (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

                         (l) The account does not arise from the sale of goods which remain in the Borrower's or Metra's possession or under the Borrower's or Metra's control.

                         (m) The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower or Metra under any other obligation which is evidenced by a promissory note.

                         (n) The account does not arise from the sale of minerals (including oil and gas) at the wellhead or minehead.

                         (o)  The account is otherwise acceptable to the Bank;

PROVIDED THAT no assets of Metra shall be deemed to be part of Acceptable Receivables unless and until Metra has become a Subsidiary Guarantor and has executed the Security Agreement and the lien of the Bank in such assets are perfected and of first priority. In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded (unless the Bank otherwise consents with respect any one or more account debtors in writing in its sole discretion). The concentration limit for each debtor shall be equal to 15% of the total amount of the Borrower's Acceptable Receivables at that time.

                  1.5 "ACQUISITION" means, in respect of the Borrower's acquisition through MBS Acquisition of (a) not less than 90% of the shares of the capital stock of Metra concurrently with the funding of the initial loans under this Agreement, and (b) the remaining balance of the shares of the capital stock of Metra not later than 20 days following the date of this Agreement.

                  1.6    "BORROWING BASE" means the sum of:

                         (a)   75% of the balance due on Acceptable Receivables;

                         (b)   30% of the value of Acceptable Inventory;

                         (c) 30% of the value, net of depreciation, of Acceptable Equipment; and

                         (d) the lesser of (i) 80% of the value of Cash and Cash Equivalents or (ii) $2,000,000; PROVIDED, HOWEVER, the Borrowing Base component described in this clause (d) shall remain in effect only through the earlier of :

                               (y)  five days following the date of this
                  Agreement; and

                               (z)  the date on which the Borrower receives
                  the proceeds of the Sale/Leaseback Transaction.

                  In determining the value of Acceptable Equipment and Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such equipment or inventory in such quantities and on such terms as the Bank deems appropriate.

                  1.7 "CASH" means all monetary and non-monetary items owned by the Borrower or any of the Subsidiary Guarantors that are treated as cash in accordance with GAAP, consistently applied.

                  1.8 "CASH COLLATERAL AGREEMENT" means a Cash Collateral Agreement executed on the date hereof by Metra in favor of the Bank in the form of Exhibit H, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                  1.9 "CASH EQUIVALENTS" means Borrower's or any Subsidiary Guarantor's investments in:

                         (a) United States Government securities due within one year after the date of the making of the Investment;

                         (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year from the making of the Investment;

                         (c) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering United States Government securities executed by the Bank or any bank incorporated under the laws of the United States of America, any State thereof or the District of Columbia and having on the date of the Borrower's or such Subsidiary Guarantor's investment therein combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of such investment;

                         (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering United States Government securities executed by the Bank or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of the Borrower's or such Subsidiary Guarantor's investment therein combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of such investment;

                         (e) repurchase agreements covering United States Government securities executed by a broker or dealer registered under
         Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of Borrower's or such Subsidiary Guarantor's investment therein capital of at least $50,000,000, due within 90 days after the date of the making of such investment; PROVIDED that the maker of such investment receives written confirmation of the transfer to it of record ownership of the United States Government securities on the books of a "primary dealer" in such United States Government securities or on the books of such registered broker or dealer, as soon as practicable after the making of such investment;

                         (f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of the Borrower's or such Subsidiary Guarantor's investment therein a credit rating of at least

         P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year after the date of the making of such investment;

                         (g) "money market preferred stock" issued by a corporation incorporated under the laws of the United States of America or any State thereof (i) given on the date of the Borrower's or such Subsidiary Guarantor's investment therein a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by the Bank or a bank described in clauses (c) or (d) above; PROVIDED that (y) the amount of all such investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such investments does not exceed $15,000,000;

                         (h) a readily redeemable "money market mutual fund" sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of the Borrower's or such Subsidiary Guarantor's investment therein a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.); and

                         (i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the laws of the United States of America, or a participation interest therein; PROVIDED that (i) commercial paper issued by such corporation is given on the date of Borrower's or such Subsidiary Guarantor's investment therein a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), (ii) the amount of all such investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such investments does not exceed $15,000,000.

                  1.10 "CREDIT LIMIT" means, initially, the amount of $10,000,000, which limit shall be reduced to $7,500,000 on the ninetieth
(90th) day after the Borrower's consummation of the Sale/ Leaseback
Transaction.

                  1.11 "EVENT OF DEFAULT" has the meaning set forth in the preamble to Section 12.

                  1.12 "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

                  1.13 "INTER-COMPANY LOAN" means a proposed loan from Metra to Borrower, to be made a principal amount which is not less than the principal amount of the Acceptable Cash Collateral, and evidenced by a promissory note pledged (following the Merger) to the Bank.

                  1.14 "LOAN DOCUMENTS" means, collectively, this Agreement each of the guarantees, security agreements, cash collateral agreements and other loan papers contemplated hereby to be executed by Borrower and its Significant Subsidiaries in connection herewith.

                  1.15 "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other loan document entered into in connection herewith, (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or (c) has materially impaired or could reasonably be expected to materially impair the ability of the Borrower to perform its obligations to the Bank under this Agreement.

                  1.16 "MBS ACQUISITION" means MBS Acquisition Corporation, a Delaware corporation which is a wholly-owned subsidiary of Borrower.

                  1.17 "MERGER" means the merger of Metra with MBS, with Metra the survivor.

                  1.18 "METRA" means Metra Biosystems, a California corporation.

                  1.19 "OBLIGATIONS" means all obligations and indebtedness of Borrower under this Agreement, including without limitations obligations for principal, interest, fees, expenses and indemnities, whether now existing or hereafter arising, including any interest or other obligations arising after the filing of any bankruptcy or similar proceeding with respect to Borrower.

                  1.20 "PACIFIC BIOTECH" means Pacific Biotech, Inc., a California corporation and a wholly-owned subsidiary of the Borrower.

                  1.21  "PERMITTED ENCUMBRANCES" has the meaning specified in
SECTION 10.9 of this Agreement.

                  1.22 "SALE/LEASEBACK TRANSACTION" means the contemplated sale and leaseback by the Borrower of its headquarters facility located at 10165 McKellar Court, San Diego, California 92121.

                  1.23 "SECURITY AGREEMENT" means the security agreement to be executed and delivered pursuant to SECTION 8.3 by the Borrower, MBS Acquisition and Pacific Biotech (and, upon the consummation of the Merger, by Metra), substantially in the form of EXHIBIT A, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                  1.24 "SIGNIFICANT SUBSIDIARY" means, collectively, Metra, Pacific Biotech, and each other current or future domestic subsidiary of the Borrower that either (a) had net income for the fiscal year of the Borrower then most recently ended in excess of 5% of the Borrower's consolidated net income for such fiscal year or (b) had assets in excess of 5% of the total assets of the Borrower and its subsidiaries on a consolidated basis as at the end of the fiscal year of Borrower then most recently ended.

                  1.25 "SUBSIDIARY GUARANTY" means the subsidiary guaranty to be executed and delivered pursuant to SECTION 8.9 by each of MBS Acquisition and Pacific Biotech (and, concurrently with the Merger, by Metra), substantially in the form of EXHIBIT B, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

         2.       FACILITY NO. 1: LINE OF CREDIT; AMOUNT AND TERMS

                  2.1   LINE OF CREDIT AMOUNT.

                        (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base as determined by the Bank from time to time in accordance with this Agreement.

                        (b) This is a revolving line of credit providing for cash advances. During the availability period, the Borrower may repay principal amounts and reborrow them.

                        (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Section to the obligations of the Borrower to the Bank in the order and the manner as the Bank, in its discretion, may determine.

                  2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 31, 2000 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

                  2.3 PURPOSE. The line of credit shall be used by the Borrower to finance a portion of the Acquisition and to fund the ongoing working capital requirements of the Borrower and its subsidiaries.

                  2.4 CONDITIONS TO AVAILABILITY OF CREDIT. In addition to the items required to be delivered to the Bank under the Section entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver a borrowing base certificate to the Bank at such times as may be requested by the Bank, substantially in the for of EXHIBIT C, summarizing the accounts receivable, inventory, equipment, Cash and Cash Equivalents of the Borrower (and, when appropriate, of Metra) on which the requested extension of credit is to be based, together with all supporting documentation required by the Bank in order to calculate the Borrowing Base.

                  2.5    INTEREST RATE.

                         (a) Unless the Borrower elects an optional interest rate as described below, the interest rate applicable to Facility No. 1 is the Bank's Reference Rate.

                         (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

                  2.6    REPAYMENT TERMS.

                         (a) The Borrower will pay interest on August 1, 1999, and then on the first calendar day of each month thereafter until payment in full of any principal outstanding under this line of credit.

                         (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any interest period for the optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

                         (c) The Borrower may prepay the loan in full or in part at any time, subject, if applicable, to the payment of the prepayment fee described in Sections 4.2(e) and 4.3(g) .

                  2.7 MANDATORY PAYMENTS. The Borrower shall be required to make mandatory payments of the principal balance outstanding under this line of credit promptly and in any event within one Business Day following its receipt of (a) the proceeds of the Sale/Leaseback Transaction and/or (b) the proceeds of the issuance of any equity securities of the Borrower, in the amount of such proceeds net of associated transaction expenses.

                  2.8 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below for this Facility No.1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at one of the optional rates under this Agreement is referred to as a "Portion." The following optional interest rates are available:

                         (a)   the IBOR Rate PLUS 1.50 percentage points.

                         (b)   the LIBOR Rate PLUS 1.50 percentage points.

         3.       FACILITY NO. 2:  TERM LOAN; AMOUNT AND TERMS

                  3.1 TERM LOAN AMOUNT. The Bank agrees to provide a term loan ("Facility No. 2") to the Borrower in an amount equal to the lesser of
(a) Nineteen Million Dollars ($19,000,000) or (b) the aggregate amount of Acceptable Cash Collateral pledged by Metra to the Bank ("Facility No. 2 Commitment"). The amount of credit available under Facility No. 2 Commitment will be reduced by the outstanding balance of the term loan.

                  3.2 AVAILABILITY PERIOD. The term loan will be disbursed in full in a single advance on the date of the Acquisition (but not later than July 13, 1999).

                  3.3 PURPOSE. The term loan shall be used by the Borrower to finance a portion of the Acquisition.

                  3.4 INTEREST RATE. The interest rate applicable to the term loan is the Bank's Reference Rate.

                  3.5    REPAYMENT TERMS.

                         (a) Unless the term loan is earlier due pursuant to subsection (b) below, the Borrower will pay all accrued but unpaid interest on the term loan on the date upon which it is repaid, and in any event on August 1, 1999.

                         (b) The Borrower will repay in full any principal, interest or other outstanding charges on the term loan in a single installment not later than the fifth day following the date of this Agreement.

                         (c) The Borrower may prepay the term loan in full or in part at any time, without premium or penalty, in an amount not less than One Million Dollars ($1,000,000).

                  3.6 RELEASE OF CASH COLLATERAL. Concurrently with the making of the InterCompany Loan, and subject to arrangements acceptable to the Bank being made for the concurrent repayment of the term loan, the Bank shall terminate its security interest in the Acceptable Cash Collateral.

         4.       OPTIONAL INTEREST RATES

                  4.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the first business day of each month. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an Event of Default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the Event of Default occurs.

                  4.2 IBOR RATE. The election of IBOR Rates shall be subject to the following terms and requirements:

                         (a) The interest period during which the IBOR Rate will be in effect will be one, two, three, four, five or six months. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                         (b) Each IBOR Rate Portion will be for an amount not less than the following:

                               (i) for interest periods of six months, Five Hundred Thousan Dollars ($500,000).

                               (ii) for interest periods of one, two, three, four, or five months, One Million Dollars ($1,000,000).

                               (c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  IBOR Rate  =              IBOR BASE RATE
                                  ---------------------------------
                                     (1.00 - Reserve Percentage)

         Where,

                               (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                              (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                         (d) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                               (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                              (ii)    the interest which would have been
                  recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                         (e) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

                              (ii)    the IBOR Rate does not accurately
                  reflect the cost of an IBOR Rate Portion.

                  4.3 LIBOR RATE. The election of LIBOR Rates shall be subject to the following terms and requirements:

                         (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                         (b) Each LIBOR Rate Portion will be for an amount not less than the following:

                               (i) for interest periods of six months, Five Hundred Thousand Dollars ($500,000).

                              (ii) for interest periods of one, two, three, four or five months, One Million Dollars ($1,000,000).

                         (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                        LIBOR Rate     =       LONDON INTER-BANK OFFERED RATE
                                              ---------------------------------
                                                 (1.00 - Reserve Percentage)

         Where,

                               (i)    "London Inter-Bank Offered Rate" means
                  the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                              (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                         (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                         (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                         (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                               (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                              (ii)    the interest which would have been
                  recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                         (g) The Bank will have no obligation to accept an election for a

         LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                              (ii)    the LIBOR Rate does not accurately
                  reflect the cost of a LIBOR Rate Portion.

         5.       FEES AND EXPENSES

                  5.1    FEES.

                         (a) LINE OF CREDIT FEE. The Borrower agrees to pay a loan fee in respect of Facility No. 1 equal to 0.125% per annum of the Credit Limit. This fee is due on or before the date of this Agreement.

                         (b) TERM LOAN FEE. The Borrower agrees to pay a one-time loan fee in the amount of Fifteen Thousand Dollars ($15,000) in respect of Facility No. 2. This fee is due on or before the date of this Agreement.

                         (c) UNUSED LINE OF CREDIT COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses under Facility No. 1, determined by the weighted average credit outstanding under Facility No. 1 during the specified period. The fee will be calculated at 0.125% per year. This fee is due quarterly in arrears on September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000.

                         (d) WAIVER FEE. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this Section shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

                  5.2 EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, and related fees reasonably incurred by the Bank in connection with its due diligence investigation of the Borrower, the Significant Subsidiaries and their respective assets.

                  5.3    REIMBURSEMENT COSTS.

                         (a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

                         (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the collateral securing this Agreement, if required by the Bank, at such intervals as the Bank may reasonably require, but not more frequently than twice during the term of this Agreement. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

         6.       COLLATERAL

                  6.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by all personal property the Borrower and each Significant Subsidiary now owns or will own in the future (provided that Metra shall not be required to grant liens in its assets until the Merger has been consummated). The collateral is further defined in the Security Agreement.

                  6.2 SUBSIDIARY GUARANTIES. The obligations of the Subsidiary Guarantors to the Bank under the Subsidiary Guaranty will be secured by all personal property the Subsidiary Guarantors now own or will own in the future. The collateral is further defined in the Security Agreement.

         7.       DISBURSEMENTS, PAYMENTS AND COSTS

                  7.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

                  7.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

                         (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

                         (b) made for the account of the Bank's branch selected by the Bank from time to time;

                         (c) made in immediately available funds, or such other type of funds selected by the Bank;

                         (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

                  7.3    TELEPHONE AND TELEFAX AUTHORIZATION.

                         (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of the optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                         (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's accounts with the Bank as designated in writing by the Borrower.

                         (c) The Bank will provide written confirmation to the Borrower of transactions made based on telephone or telefax instructions. The Borrower agrees to notify the Bank promptly of any discrepancy between the confirmation and the telephone or telefax instructions.

                         (d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

                  7.4    DIRECT DEBIT (PRE-BILLING).

                         (a) The Borrower agrees that the Bank will debit the Borrower's account number 14504-08705, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

                         (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                         (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                               (i)    If the Billed Amount is less than the
                  Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                              (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

                         (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

                         (e) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

                  7.4 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

                  7.5    TAXES.

                         (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this Section), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

                         (b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

                         (c) In the event that the Bank assigns all or any portion of its interest hereunder to any foreign person, that person shall provide the Borrower and the Banks with evidence that it is not subject to back-up withholding.

                  7.6 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                         (a)   any reserve or deposit requirements; and

                         (b) any capital requirements relating to the Bank's assets and commitments for credit.

                  7.7 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

                  7.8 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

                  7.9 INTEREST COMPOUNDING. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Reference Rate. This may result in compounding of interest.

                  7.10 OVERDRAFTS. At the Bank's sole option in each instance, the Bank may do one of the following:

                         (a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

                         (b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This Section shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

                  7.11 PAYMENTS IN KIND. If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

         8.       CONDITIONS

                  The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                  8.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and each Subsidiary Guarantor of this Agreement, the Security Agreement, the Subsidiary Guaranty and all other instruments or agreements required under this Agreement have been duly authorized.

                  8.2 GOVERNING DOCUMENTS. A copy of the articles or certificates of incorporation of the Borrower and each of the Subsidiary Guarantors.

                  8.3 SECURITY AGREEMENTS. The Security Agreement, signed by the Borrower and each of the Subsidiary Guarantors, and the signed original of such other security agreements, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest) as the Bank requires.

                  8.4 PLEDGE OF STOCK. A letter agreement in form and substance acceptable to the Bank pursuant to which certificates representing 100% of the issued and outstanding capital stock of Pacific Biotech and MBS Acquisition are delivered to the Bank (together with such certificates and related stock powers in blank).

                  8.5 THE CASH COLLATERAL AGREEMENT. The Cash Collateral Agreement signed by Metra, and the deposit of the Acceptable Cash Collateral with the Bank.

                  8.6 EVIDENCE OF PRIORITY. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all other rights and interests, except for Permitted Encumbrances.

                  8.7 CONSENT TO REMOVAL. For any personal property collateral located on real property which is not owned by the Borrower, a Consent to Removal from the owner of the real property, substantially in the form of EXHIBIT D hereto.

                  8.8 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

                  8.9 SUBSIDIARY GUARANTY. The Subsidiary Guaranty signed by each of the Subsidiary Guarantors.

                  8.10 LEGAL OPINION. A written opinion from the Borrower's legal counsel, substantially in the form of EXHIBIT E hereto and an acceptable legal opinion, in form and substance acceptable to the Bank, or other evidence acceptable to the Bank, as to the corporate good standing of Metra, its due execution and delivery of the Cash Collateral Agreement, and the absence of conflicts between the Cash Collateral Agreement and any laws, contracts or organizational documents of Metra.

                  8.11 GOOD STANDING. Certificates of good standing for the Borrower and each of the Subsidiary Guarantors from their respective states of formation and from any other state in which the Borrower or any Subsidiary Guarantor is required to qualify to conduct its business.

                  8.12 PAYMENT OF FEES. Payment of all accrued and unpaid expenses incurred by the Bank as required by the Section "Reimbursement Costs."

                  8.13 APPRAISALS. Appraisals prepared by appraisers acceptable to the Bank with respect to the liquidation value of the Borrower's inventory and equipment.

                  8.14 DUE DILIGENCE. The Bank shall have been satisfied with its due diligence investigation of the Borrower, the Subsidiary Guarantors and their respective assets, books and records, and systems, including the Bank's review of the Borrower's draft audited financial statements for its fiscal year ended March 31, 1999. Such draft audited financial statements shall contain no material variations from the final audited financial statements for such fiscal year.

                  8.15 NO MATERIAL ADVERSE CHANGE. No circumstance or event that constitutes a Material Adverse Effect shall have occurred since March 31, 1999.

                  8.16 TERMINATION OF EXISTING FINANCING AGREEMENTS. The Borrower shall have caused the existing lenders to the Borrower and the Subsidiary Guarantors to terminate their credit facilities to the Borrower and the Subsidiary Guarantors and to deliver "payoff" letters to the Bank, confirming such lenders' agreement to terminate their security interests in the assets of the Borrower and/or the Subsidiary Guarantors promptly upon their receipt of payoff funds from the Bank.

                  8.17 OTHER ITEMS. Any other items that the Bank reasonably requires.

         9.       REPRESENTATIONS AND WARRANTIES

                  When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

                  9.1 ORGANIZATION OF BORROWER AND ITS SUBSIDIARIES. The Borrower is a corporation duly formed and existing under the laws of the state where organized. Giving effect to the Acquisition, each of the subsidiaries of Borrower are corporations duly formed and existing under the laws of the states where organized.

                  9.2 AUTHORIZATION. This Agreement the other Loan Documents are within the Borrower's and its subsidiaries' powers, have been duly authorized, and do not conflict with any of their organizational documents.

                  9.3 ENFORCEABLE AGREEMENT. This Agreement and the other Loan Documents are legal, valid and binding agreements of the Borrower and its Significant Subsidiaries (as the case may be), enforceable against the Borrower and its Significant Subsidiaries in accordance with their terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable; PROVIDED, HOWEVER, the enforceability of this Agreement and of such other instruments and agreements may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

                  9.4 GOOD STANDING. In each state in which the Borrower and its Significant Subsidiaries do business, each is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, EXCEPT where the failure so to be licensed or in good standing would not constitute a Material Adverse Effect.

                  9.5 NO CONFLICTS. This Agreement and the other Loan Documents do not conflict with any law, agreement, or obligation by which the Borrower and its Significant Subsidiaries are bound.

                  9.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, including the Borrower's audited financial statements for its fiscal year ended March 31, 1999 is:

                         (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities.

                         (b) in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the financial condition, operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

                  9.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any of its Significant Subsidiaries which, if lost, could have a Material Adverse Effect, except as have been disclosed in writing to the Bank.

                  9.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others except for Permitted Encumbrances.

                  9.9 PERMITS, FRANCHISES. The Borrower and its Significant Subsidiaries possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which they are now engaged, except to the extent the failure to possess such assets could not reasonably be expected to cause a Material Adverse Effect.

                  9.10 OTHER OBLIGATIONS. The Borrower and its Significant Subsidiaries are not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation except for such defaults as have not caused a Material Adverse Effect.

                  9.11 INCOME TAX MATTERS. The Borrower and its Significant Subsidiaries are not subject to limitations on their entitlement to deduct interest for federal income tax purposes under Section 163(j) of the Internal Revenue Code of 1986 (known as the "earnings stripping" provisions) and has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

                  9.12 NO TAX AVOIDANCE PLAN. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

                  9.13 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

                  9.14 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

                  9.15 MERCHANTABLE INVENTORY. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects.

                  9.16   ERISA PLANS.

                         (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

                         (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                         (c)   With respect to any Plan subject to Title IV of
         ERISA:

                               (i)    No reportable event has occurred under
                  Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

                              (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                             (iii)    No termination proceeding has been
                  commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                         (d) The following terms have the meanings indicated for purposes of this Agreement:

                               (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                              (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                             (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                              (iv)   "PBGC" means the Pension Benefit
                  Guaranty Corporation.

                               (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                  9.17 LOCATION OF BORROWER AND ITS SUBSIDIARIES. The Borrower's and its Significant Subsidiaries place of business (or, if the Borrower or any such Significant Subsidiary has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement (or at such other address as may be set forth in a notice of change of address delivered to Lender after the date hereof).

                  9.18 ENVIRONMENTAL MATTERS. The Borrower and its Significant Subsidiaries (a) are not in material violation of any health, safety, or environmental law or regulation regarding hazardous substances and
(b) are not the subject of any material claim, proceeding, written notice, or other written communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

                  9.19 YEAR 2000 COMPLIANCE. The Borrower has developed and budgeted for a comprehensive program to address the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). The Borrower has implemented that program substantially in accordance with its timetable and budget and reasonably anticipates that it will substantially avoid the year 2000 problem as to all computers, as well as embedded microchips in non-computing devices, that are material to the Borrower's business, properties or operations. The Borrower has developed adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

         10.      COVENANTS

                  The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

                  10.1 USE OF PROCEEDS. To use the proceeds of Facility No. 1 only to finance a portion of the Acquisition and to fund the Borrower's ongoing working capital requirements and to use the proceeds of Facility No. 2 only to finance a portion of the Acquisition.

                  10.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                         (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis. The Borrower shall prepare and provide the Bank with consolidating schedules for its Significant Subsidiaries.

                         (b) Within 45 days of the period's end (except in the case of the last period in each fiscal year, as to which the deadline shall be 90 days after the end of such period), the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis and shall provide a comparison to the Borrower's prior year-end plan.

                         (c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.

                         (d) Copies of the Borrower's Form 10-K Annual Report, Form

         10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

                         (e) Within the period(s) provided in subsection (b) above, a compliance certificate of the Borrower, substantially in the form of EXHIBIT G, signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                         (f) Promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any enforcement action by any governmental authority relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations, or (ii) any claim against the Borrower or any Significant Subsidiary regarding hazardous substances.

                         (g) A borrowing base certificate, substantially in the form of EXHIBIT C, setting forth the amount of Acceptable Receivables, and Acceptable Inventory Acceptable Equipment, Cash and Cash Equivalents as of the last day of each quarter within thirty (30) days after the end of such quarter and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing base certificate. The Borrower shall provide the Bank with a new borrowing base certificate concurrently with its request for each advance under Facility No. 1, setting forth the Borrowing Base as of the last day of the then most recently ended calendar month for which the Borrower is obliged to have delivered its financial statements to the Bank pursuant to this Agreement.

                         (h)   By April 30, 2000, quarterly financial
         projections for each quarter of Borrower's fiscal year ending March 31, 2001.

                         (i) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may reasonably request.

                  10.3 TANGIBLE NET WORTH. To maintain on a consolidated basis tangible net worth equal to at least Thirty-Two Million Two Hundred Fifty Thousand Dollars

($32,250,000). The Borrower's compliance with this covenant shall be tested as of the last day of each fiscal quarter of the Borrower.

"TANGIBLE NET WORTH" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees, or shareholders of the Borrower) plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

                  10.4 SENIOR DEBT TO EBITDA. To maintain on a consolidated basis a ratio of Senior Debt to EBITDA not exceeding 2.50:1.0. "Senior Debt" means Borrower's and its subsidiaries consolidated indebtedness for borrowed money not subordinated to the Borrower's and each such subsidiaries' obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard subordination agreement form. "EBITDA" means Borrower's and its subsidiaries' consolidated net income before interest, taxes, depreciation and amortization. The Borrower's compliance with this covenant shall be tested at the end of each fiscal quarter of the Borrower, using the results of operations for that quarter and of each of the three immediately preceding quarters.

                  10.5 PROFITABILITY. To maintain on a consolidated basis a positive net income before taxes and extraordinary items for the Borrower's fiscal year 2000.

                  10.6 LIMITATION ON LOSSES. Not incur on a consolidated basis a net loss before taxes and extraordinary items for more than one fiscal quarter in any fiscal year of the Borrower.

                  10.7 TRUSTS. Not to transfer any of the Borrower's or its Significant Subsidiaries' assets to a trust unless the trust is acceptable to the Bank in form and content, and the trustee guaranties payment of the Borrower's obligations under this Agreement prior to any such transfer.

                  10.8 OTHER DEBTS. Not to have outstanding or incur, or permit any Significant Subsidiary to have outstanding or incur, any direct or contingent liabilities or capital lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

                         (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                         (b) Endorsing negotiable instruments received in the usual course of business.

                         (c) Obtaining surety bonds in the usual course of business.

                         (d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

                         (e) Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted by Section 10.9(d) and (e).

                         (f) The Intercompany Loan and other indebtedness incurred between Borrower and the Subsidiary Guarantors in the ordinary course of their business.

                         (g) Additional debts and lease obligations for business purposes which do not exceed a total principal amount of Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any one time.

                  10.9 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any of its Subsidiaries now or later owns, except the following (collectively, "Permitted Encumbrances"):

                         (a) Deeds of trust and security agreements in favor of the Bank.

                         (b)   Liens for taxes not yet due.

                         (c) Liens outstanding on the date of this Agreement and described in EXHIBIT F hereto.

                         (d) Additional purchase money security interests in equipment or other personal property fixed assets or real property acquired after the date of this Agreement (or capital leases thereof) if the total principal amount of debts secured by such liens does not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any one time.

                         (e) Additional liens against equipment or other personal property fixed assets of the Borrower and its Subsidiaries (or capital leases) which, together with the liens permitted under subsection (d) above, secure obligations in a total principal amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000).

                         (f) Pledges and deposits in favor of governmental agencies required by statute in connection with workers compensation, unemployment insurance, social security laws and similar legislation.

                         (g) Mechanics liens and other statutory inchoate liens, to the extent not delinquent.

                         (h) Easements and other similar encumbrances upon real property which do not materially detract from Borrower's and its Significant Subsidiaries' use thereof.

                  10.10 CAPITAL EXPENDITURES. Not to spend or incur obligations, or permit its Subsidiaries to spend or incur obligations (including the total amount of any new capital leases) for more than Five Million Dollars ($5,000,000) in any single fiscal year to acquire fixed assets.

                  10.11 LEASES. Not to permit the aggregate payments due in any fiscal year under all leases of Borrower and its Subsidiaries (including capital and operating leases for real or personal property) to exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

                  10.12 DIVIDENDS. Not to declare or pay any dividends on any of the shares of capital stock or other equity interests of Borrower and its Subsidiaries except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except for acquisitions, made when no default hereunder has occurred and remains continuing, of stock held by members of the management of Borrower upon their death, disability, retirement or termination of employment in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000)..

                  10.13 NOTICES TO BANK. To promptly notify the Bank in writing of:

                         (a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower or any Subsidiary.

                         (b) any substantial dispute between the Borrower or any Significant Subsidiary and any government authority.

                         (c)   any failure to comply with this Agreement.

                         (d)   any Material Adverse Effect.

                         (e) any change in the Borrower's or any Subsidiaries' name, legal structure, place of business, or chief executive office if any such person has more than one place of business.

                         (f) the receipt of any notice or communication regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's or its Significant Subsidiaries' property, activities, or operations or (ii) any belief or suspicion of the Borrower that hazardous substances exist on or under the Borrower's or its Significant Subsidiaries' real property.

                  10.14 BOOKS AND RECORDS. To maintain (and cause its subsidiaries to maintain) adequate books and records.

                  10.15 AUDITS. To allow the Bank and its agents to inspect the Borrower's and its subsidiaries properties and examine, audit, and make copies of books and records at any reasonable time and upon reasonable notice.

                  10.16 COMPLIANCE WITH LAWS. To comply (and cause its subsidiaries to comply) in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's and its subsidiaries business.

                  10.17 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower and its Significant Subsidiaries now have that are reasonably necessary or desirable to the conduct of their business as now conducted or contemplated to be conducted.

                  10.18 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's and its Significant Subsidiaries properties in good working condition.

                  10.19 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

                  10.20 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

                  10.21  INSURANCE.

                         (a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the

         Bank.

                         (b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's and its Significant Subsidiaries' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

                         (c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

                  10.22 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

                         (a) engage in any business activities substantially different from the Borrower's present business.

                         (b) liquidate or dissolve the Borrower's business or that of any Significant Subsidiary.

                         (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, except for the Merger and any other consolidation, merger or other combination between Borrower and a Subsidiary Guarantor where Borrower is the survivor.

                         (d) except for any such transfers of assets among Borrower and the Subsidiary Guarantors, sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so or permit any Significant Subsidiary so to do. For the purpose of this Section, "fair market value" shall be deemed to mean (i) with respect to accounts receivable, the balance outstanding thereunder (except for reasonable discounts for collection); (ii) with respect to inventory, the Borrower's cost thereof or, if less, the fair market value thereof; and (iii) with respect to fixed assets or equipment, the greater of the amount determined by an appraisal acceptable to the Bank or the outstanding balance of any financing (or portion thereof) obtained from the Bank to finance or refinance the acquisition of, or which is secured by, such equipment or fixed assets, except that the fair market value of obsolete, worn-out or damaged equipment shall be as determined in good faith by the Borrower.

                         (e) sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except inventory sold in the ordinary course of the Borrower's business and obsolete, worn out or surplus equipment having a value of not more than $1,000,000, in the aggregate, during the term of this Agreement.

                         (f) enter into any sale and leaseback agreement covering any of its fixed assets, EXCEPT for the Sale/Leaseback Transaction.

                         (g) acquire or purchase a business or its assets, other than in connection with the Acquisition.

                  10.23 BANK AS PRINCIPAL DEPOSITORY. To maintain the Bank as the principal depository bank for Borrower and its subsidiaries, including for the maintenance of business, cash management, operating and administrative deposit accounts.

                  10.24 ERISA PLANS. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

                         (a)   The occurrence of any reportable event under
         Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

                         (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                         (c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

                  10.25 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. With regard to the Borrower's and its Significant Subsidiaries' property, activities, or operations, to comply with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances.

                  10.26 CLOSING BALANCE SHEET AND INCOME STATEMENT. To provide the Bank with the Borrower's consolidated balance sheet and income statement within thirty (30) days after consummating the Acquisition.

                  10.27 FUTURE SUBSIDIARIES. Cause each Significant Subsidiary established or acquired by the Borrower after the date of this Agreement to execute and deliver to the Bank an appropriate joinder to each of the Subsidiary Guaranty and the Security Agreement, and concurrently deliver in pledge to the Bank 100% of the capital stock thereof.

                  10.28 LANDLORD WAIVER. Cause the new owner of the Borrower's headquarters facility following the completion of the Sale/Leaseback Transaction to execute in favor of the Bank a consent to remove personal property substantially in the form of the Bank's standard form attached hereto as EXHIBIT D.

                  10.29 COVENANTS REGARDING METRA. Cause the Merger to occur within 30 days following the initial loans hereunder, and cause Metra to execute a joinder to the Subsidiary Guaranty and the Security Agreement concurrently with the Merger, and pledge 100% of the capital stock of Metra to the Bank.

                  10.30 REPAYMENT OF THE TERM LOAN. Do all things necessary to assure the prompt repayment of the term loan, including without limitation the making of the Intercompany Loan not later than five days following the initial loans under this Agreement (unless Borrower assures another source of payment for the term loan).

         11.      HAZARDOUS WASTE INDEMNIFICATION

                  The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's and its Significant Subsidiaries' property or operations or property leased to the Borrower and its Significant Subsidiaries. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

         12.      EVENTS OF DEFAULT

                  If any of the following events occurs (each, an "Event of Default"), the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the Section entitled "Bankruptcy," below, with respect to the Borrower, then, the entire debt outstanding under this Agreement will automatically be due immediately.

                  12.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 5 days after the date when due.

                  12.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for Permitted Encumbrances) on or security interest in any property given as security for this Agreement or the Subsidiary Guaranty).

                  12.3 FALSE INFORMATION. The Borrower (or any Subsidiary Guarantor) has given the Bank false or misleading information or representations.

                  12.4 BANKRUPTCY. The Borrower (or any Subsidiary Guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Subsidiary Guarantor) or the Borrower (or any Subsidiary Guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any Subsidiary Guarantor) is dismissed within a period of 60 days after the filing; PROVIDED, HOWEVER, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

                  12.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any Subsidiary Guarantor's) business, or the business is terminated, or any Subsidiary Guarantor is liquidated or dissolved (except in connection with any merger or consolidation permitted hereunder).

                  12.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any Subsidiary Guarantor), or the Borrower (or any Subsidiary Guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

                  12.7 GOVERNMENT ACTION. Any government authority takes action against or affecting the Borrower or its Significant Subsidiaries that the Bank reasonably believes could have a Material Adverse Effect.

                  12.8 MATERIAL ADVERSE CHANGE. A Material Adverse Effect occurs.

                  12.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any Subsidiary Guarantor) has obtained from anyone else or which the Borrower (or any Subsidiary Guarantor) has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

                  12.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, security agreement or other document required by this Agreement is violated or no longer in effect.

                  12.11 OTHER BANK AGREEMENTS. The Borrower (or any Subsidiary Guarantor) fails to perform any obligation under any other agreement the Borrower (or any Subsidiary Guarantor) has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty days after the date on which the Bank gives written notice of the breach to the Borrower; PROVIDED, HOWEVER, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

                  12.12 ERISA PLANS. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect:

                         (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                         (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

                  12.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to perform any obligation under any term of this Agreement not specifically referred to in this Article, or Borrower or any Significant Subsidiary fails to perform any obligation under any other Loan Document. This includes any failure by the Borrower or any Significant Subsidiary to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; PROVIDED, HOWEVER, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

         13.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

                  13.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

                  13.2 CALIFORNIA LAW. This Agreement is governed by California law.

                  13.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

                  13.4   ARBITRATION.

                         (a) This Section concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                               (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                              (ii)    Any document, agreement or procedure
                  related to or delivered in connection with this Agreement;

                             (iii)    Any violation of this Agreement; or

                              (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

                         (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                         (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration. The arbitration will be conducted in California within the following county or counties: Los Angeles or San Diego.

                         (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this Section is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this Section is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                         (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                         (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                         (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                               (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                              (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                             (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                              (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                         (h) This provision does not limit the right of the Borrower or the Bank to:

                               (i)    exercise self-help remedies such as
                  setoff;

                              (ii) foreclose against or sell any real or personal property collateral; or

                             (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                                      (A)  an interim remedy; and/or

                                      (B)  additional or supplementary remedies.

                         (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

                         (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

                  13.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

                  13.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

                  13.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this Section, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

                  13.8 MULTIPLE BORROWERS. If two or more borrowers sign this Agreement, each will be individually obligated to repay the Bank in full, and all will be obligated together.

                  13.9 INDIVIDUAL LIABILITY. The Bank may proceed against the Borrower's business and non-business property in enforcing this and other agreements relating to this loan.

                  13.10 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

                         (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                         (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                         (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                  13.11 DISPOSITION OF SCHEDULES, REPORTS, ETC. DELIVERED BY BORROWER. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

                  13.12 RETURNED MERCHANDISE. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

                  13.13 VERIFICATION OF RECEIVABLES. The Bank may at any time, either orally or in writing (in the name of Borrower or its appropriate subsidiary unless an Event of Default has occurred), request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

                  13.14 WAIVER OF CONFIDENTIALITY. The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

                  13.15 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to reasonable attorneys' fees (including the allocated cost of in-house counsel). This indemnity shall not apply to any of the foregoing to the extent that the same result from the gross negligence or wilful misconduct of the Bank or other indemnified person. This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

                  13.16 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

                  13.17 HEADINGS. Article and Section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                  13.18 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America National Trust and         Quidel Corporation
Savings Association


By    /s/ Karin S. Barnes                  By  /s/ Andre de Bruin
   ---------------------------------          ---------------------------------
Typed Name   Karin S. Barnes               Typed Name   Andre de Bruin
           -------------------------                  -------------------------
Title  Vice President                      Title   President and CEO
      ------------------------------             ------------------------------


By                                         By  /s/ Charles J. Cashion
   ---------------------------------          ---------------------------------
Typed Name                                 Typed Name   Charles J. Cashion
           -------------------------                  -------------------------
Title                                      Title   Senior Vice President
      ------------------------------               Corporate Operations,
                                                   Chief Financial Officer
                                                   and Secretary
                                                   -----------------------------


Address where notices to the Bank          Address where notices to the
are to be sent:                            Borrower are to be sent:

San Diego Regional Commercial              10165 McKellar Court
Banking Office                             San Diego, California 92121
450 B Street                               Attention: President
San Diego, California 92101
Attention: Karin Barnes